                                                                     EXHIBIT 2.5


==============================================================================

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                    among:


                          DISPLAY TECHNOLOGIES, INC.,
                             a Nevada corporation;


                         LOCKWOOD ACQUISITIONS CORP.,
                            a Florida corporation;


                          LOCKWOOD SIGN GROUP, INC.,
                            a Georgia corporation;


                               LARRY L. JOHNSON;

                                      and

                                KURT R. JOHNSON


                           Dated as of July 1, 1999

==============================================================================

                               TABLE OF CONTENTS

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
SECTION 1.          DESCRIPTION OF TRANSACTION...................................................       1
     1.1       Merger of the Company into Merger Sub.............................................       1
     1.2       Effect of the Merger..............................................................       2
     1.3       Closing; Effective Time...........................................................       2
     1.4       Conversion of Shares; Additional Parent Common Stock..............................       2
     1.5       Closing of the Company's Transfer Books...........................................       3
     1.6       Exchange of Certificates..........................................................       3
     1.7       Tax Consequences..................................................................       4
     1.8       Accounting Treatment..............................................................       4
     1.9       Issuance of Contingent Shares.....................................................       4
     1.10      Further Action....................................................................       6

SECTION 2.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                    THE SHAREHOLDER..............................................................       6
     2.1       Due Organization; No Subsidiaries; Etc............................................       6
     2.2       Articles of Incorporation and Bylaws; Records.....................................       7
     2.3       Capitalization, Etc...............................................................       7
     2.4       Financial Statements..............................................................       8
     2.5       Absence of Changes................................................................       8
     2.6       Title to Assets...................................................................      10
     2.7       Bank Accounts; Receivables; Payables..............................................      10
     2.8       Real Property; Equipment; Motor Vehicles..........................................      11
     2.9       Proprietary Assets................................................................      11
     2.10      Contracts.........................................................................      13
     2.11      Liabilities.......................................................................      15
     2.12      Compliance with Legal Requirements................................................      15
     2.13      Governmental Authorizations.......................................................      16
     2.14      Tax Matters.......................................................................      16
     2.15      Employee and Labor Matters; Benefit Plans.........................................      17
     2.16      Environmental Matters.............................................................      19
     2.17      Insurance.........................................................................      20
     2.18      Related Party Transactions........................................................      20
     2.19      Legal Proceedings; Orders.........................................................      21
     2.20      Company Warranties................................................................      21
     2.21      Authority; Binding Nature of Agreement............................................      21
     2.22      Non-Contravention; Consents.......................................................      22
     2.23      Full Disclosure...................................................................      22
     2.24      Information Systems...............................................................      23

                               TABLE OF CONTENTS
                                  (continued)

                                                                                 Page
SECTION 3.       ADDITIONAL REPRESENTATIONS, WARRANTIES AND
                 COVENANTS OF THE SHAREHOLDER................................      24
     3.1    Requisite Power and Authority....................................      24
     3.2    Title to Shares..................................................      24
     3.3    No Violation, Conflict, Etc......................................      24
     3.4    No Consent or Approval...........................................      24
     3.5    No Injunctions, Orders, Etc......................................      25
     3.6    Dissenters' Rights...............................................      25

SECTION 4.       REPRESENTATIONS AND WARRANTIES OF PARENT AND
                 MERGER SUB..................................................      25
     4.1    SEC Filings; Financial Statements................................      25
     4.2    Authority; Binding Nature of Agreement...........................      26
     4.3    Valid Issuance...................................................      26

SECTION 5.       COVENANTS OF THE COMPANY AND THE SHAREHOLDERS...............      26
     5.1    Conduct of the Company's Business................................      26
     5.2    Necessary Consents and Other Actions.............................      27
     5.3    Advice of Changes................................................      27
     5.4    Access to Information............................................      27
     5.5    Confidentiality; Public Announcements............................      28
     5.6    No Solicitation..................................................      28
     5.7    FIRPTA Matters...................................................      28

SECTION 6.       ADDITIONAL COVENANTS OF THE PARTIES.........................      29
     6.1    Filings and Consents.............................................      29
     6.2    Environmental Review.............................................      29
     6.3    Shareholder Guaranteed Obligations...............................      29

SECTION 7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND
                 MERGER SUB..................................................      29
     7.1    Accuracy of Representations......................................      30
     7.2    Performance of Covenants.........................................      30
     7.3    Approval by the Company's Shareholders...........................      30
     7.4    Completion of Due Diligence......................................      30
     7.5    Approval of Parent's Directors...................................      30
     7.6    Acquisition Financing............................................      30
     7.7    Individual Loans.................................................      30
     7.8    Consents.........................................................      30

                               TABLE OF CONTENTS
                                  (continued)

                                                                                    Page
     7.9    Agreements and Documents.........................................         30
     7.10   FIRPTA Compliance................................................         31
     7.11   Legal Investment.................................................         31
     7.12   No Restraints....................................................         31
     7.13   No Legal Proceedings.............................................         31
     7.14   Employees........................................................         31
     7.15   New Employment Agreements........................................         31

SECTION 8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY
                                                                                      32
     8.1    Accuracy of Representations......................................         32
     8.2    Performance of Covenants.........................................         32
     8.3    Consents.........................................................         32
     8.4    No Restraints....................................................         32

SECTION 9.       INDEMNIFICATION, ETC........................................         32
     9.1    Survival of Representations, Etc.................................         32
     9.2    Indemnification by the Company's Shareholders....................         33
     9.3    No Contribution..................................................         33
     9.5    Interest.........................................................         34
     9.6    Defense of Third Party Claims....................................         34
     9.7    Exercise of Remedies by Indemnitees Other Than Parent............         35

SECTION 10. TERMINATION AND ABANDONMENT......................................         35
     10.1   Termination......................................................         35
     10.2   Procedure Upon Termination.......................................         36

SECTION 11. AGREEMENT TO VOTE SHARES.........................................         36
     11.1   Agreement To Vote Shares.........................................         36

SECTION 12. REGISTRATION RIGHTS..............................................         37
     12.1   Piggyback Registration...........................................         37
     12.2   Indemnification..................................................         38
     12.3   Transferability of Registration Rights...........................         39
     12.4   Amendment of Section 12..........................................         39

                               TABLE OF CONTENTS
                                  (continued)

                                                                                 Page
SECTION 13. MISCELLANEOUS PROVISIONS........................................       39
     13.1   Further Assurances..............................................       39
     13.2   Fees and Expenses...............................................       39
     13.3   Attorneys' Fees.................................................       39
     13.4   Notices.........................................................       39
     13.5   Time is of the Essence..........................................       40
     13.6   Headings........................................................       40
     13.7   Counterparts....................................................       40
     13.8   Governing Law; Venue; Arbitration...............................       41
     13.9   Successors and Assigns..........................................       41
     13.10  Remedies Cumulative; Specific Performance.......................       41
     13.11  Waiver..........................................................       42
     13.12  Amendments......................................................       42
     13.13  Severability....................................................       42
     13.14  Parties in Interest.............................................       42
     13.15  Entire Agreement................................................       42
     13.16  Construction....................................................       43

                                   EXHIBITS

Exhibit A   -    Certain Definitions

Exhibit B   -    Ownership of Company Common Stock

Exhibit C   -    Form of Noncompetition Agreement

Exhibit D   -    Form of Release

Exhibit E   -    Form of Legal Opinion of Cushing, Morris, Armbruster & Jones,
                 LLP

Exhibit F   -    Form of Spousal Consent, Power of Attorney and Waiver

Exhibit G   -    Form of Voting Agreement and Irrevocable Proxy

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of July 1, 1999, by and among: DISPLAY TECHNOLOGIES, INC., a Nevada corporation ("Parent"); LOCKWOOD ACQUISITIONS CORP., a Florida corporation and a wholly owned subsidiary of Parent ("Merger Sub"); LOCKWOOD SIGN GROUP, a Georgia corporation (the "Company"); and LARRY L. JOHNSON and KURT
R. JOHNSON (individually, "Shareholder" and collectively, "Shareholders"). Certain other capitalized terms used in this Agreement are defined elsewhere in this Agreement and in Exhibit A.
                      ---------


                                   RECITALS:

     A. Parent, Merger Sub and the Company intend to effect a merger of the Company with and into Merger Sub in accordance with this Agreement, the Georgia Business Corporation Code and the Florida Business Corporation Act (the "Merger"). Upon consummation of the Merger, the Company will cease to exist.

     B. For United States federal income tax purposes, It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of
Section 368 of the Code. For accounting purposes, it is intended that the Merger be accounted for as a purchase in accordance with GAAP.

     C. The Shareholders own a total of 1,000 shares of common stock, $1.00 par value, of the Company (collectively, the "Company Common Stock"), as reflected on Exhibit B.
             ---------

     D. Each of the Shareholders will personally benefit from the transactions contemplated by this Agreement and, in consideration thereof, agrees to be bound the terms of this Agreement.

                                   AGREEMENT

     The parties to this Agreement, intending to be legally bound, agree as follows:

 SECTION 1.   DESCRIPTION OF TRANSACTION

      1.1 Merger of the Company into Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, as of the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub, and the separate existence of the Company shall cease. Merger Sub will continue as the surviving corporation in the Merger (the "Surviving Corporation").

      1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Georgia Business Corporation Code and the Florida Business Corporation Act.

      1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kilpatrick Stockton LLP, Suite 2800, 1100 Peachtree Street, Atlanta, Georgia 30309-4530 at 10:00 p.m., Eastern Standard Time, within three (3) business days after the satisfaction or waiver of all conditions set forth in Sections 7 and 8 (the "Closing Date"). Contemporaneously with the Closing, a properly executed certificate or agreement of merger conforming to the requirements of the Georgia Business Corporation Code and properly executed articles of merger conforming to the requirements of the Florida Business Corporation Act shall be filed with each of (a) the Secretary of State of the State of Florida and (b) the Secretary of State of the State of Georgia and (c) the office of the county recorder in each county in each state within which any real property owned by the Company is located. For accounting purposes, the Merger shall be deemed effective as of July 1, 1999 (the "Effective Time").

      1.4 Conversion of Shares; Additional Parent Common Stock.

          (a) Subject to the other terms and provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company, each of the 1,000 shares of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) $1,900.00 cash, (ii) 415 shares of the common stock, par value $.001 per share, of Parent ("Parent Common Stock") and (iii) such additional shares of Parent Common Stock as may become issuable pursuant to Section 1.4(c) and Section 1.9.

          (b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

          (c) In the event the average Trading Price of Parent Common Stock (using a weighted average based on trading volume, straight unweighted arithmetic average or such other mathematic formula that yields the highest such average) for any 20 consecutive trading days ("Average Trading Price") during the period commencing 20 trading days prior to the Closing Date and ending 12 months following the Closing Date (the "Measuring Period") does not equal or exceed $4.60 per share (the "Target Price"), within 30 days following the end of the Measuring Period Parent shall issue to the Shareholders, in the same proportions as the shares issuable pursuant to Section 1.4(a) above, a number of additional shares of Parent Common Stock equal to (i) the excess of the Target Price over the highest Average Trading Price during the Measuring Period, (ii) multiplied by the number of shares of Parent Common Stock issued pursuant to
Section 1.4(a) above that are owned by the shareholders on the last day of the Measuring Period, and (iii) divided by the

Average Trading Price of the Parent Common Stock for the last 31 calendar days of the Measuring Period.

          (d) The number of shares of Parent Common Stock issuable pursuant to this Section 1.4(a) and the Target Price shall be ratably adjusted to take into account any stock dividend (other than Parent's annual 5% stock dividend, if any), stock split, reverse stock split or other distribution or consolidation of securities on outstanding shares of Parent Common Stock effected between the date of this Agreement and the date of issuance of such Parent Common Stock.

      1.5 Closing of the Company's Transfer Books. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.6.

      1.6 Exchange of Certificates.

          (a) At or as soon as practicable after the Effective Time, Parent will send to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for cash and certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor cash and a certificate representing the number of shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.6, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender cash and a certificate representing shares of Parent Common Stock as provided in Section 1.4 If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any cash and the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and execute and deliver to Parent an affidavit and indemnity agreement, indemnifying Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.6 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

          (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued.

          (d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

      1.7 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of the Code. The parties hereto shall use (and shall cause their respective affiliates to use) all reasonable efforts to cause the Merger to so qualify, and the parties will take (and cause their respective affiliates to take) the position for all purposes that the Merger qualifies as a reorganization under such Sections of the Code.

      1.8 Accounting Treatment. For accounting purposes, the Merger is intended to be accounted for as a purchase in accordance with GAAP.

      1.9 Issuance of Contingent Shares.

          (a) Subject to the provisions of Section 2.4 (b), as additional consideration in the Merger, on or before October 15, 2000, Parent shall issue to the Shareholders, in proportion to their respective percentage ownership interests in the shares of Company Common Stock outstanding immediately prior to the Effective Time, up to an additional 300,000 shares of Parent Common Stock ("Contingent Parent Shares"), as provided in clause (b) below.

          (b) The issuance of Contingent Parent Shares shall be subject to, and conditioned upon, the recognition by the Company and the Surviving Corporation of certain levels of Contingent Period Net Income for the 12-month period ending June 30, 2000. The number of Contingent Parent Shares, if any, to be issued shall be calculated based on the following Contingent Period Net Income levels recognized by the Company and the Surviving Corporation for such period:

          (c) In the event the Company and the Surviving Corporation recognize Contingent Period Net Income in an amount between any of the levels specified in clause (b) above, the number of Additional Parent Shares to be issued pursuant to this Section 1.9 shall be adjusted on a pro rata basis.

          (d) In the event the Average Trading Price of Parent Common Stock does not equal or exceed the Target Price during the 12 months following the date of issuance of the Contingent Shares (the "Contingent Measuring Period"), then within 30 days following the end of the Contingent Measuring Period Parent shall pay to the Shareholders, in the manner provided in clause (ii) below, the following additional consideration:

              (i) Parent shall pay to the Shareholders the amount by which the Target Price exceeds the highest Average Trading Price of Parent Common Stock during the Contingent Measuring Period, multiplied by the number of Contingent Shares issued to the Shareholders pursuant to this Section 1.09 that are owned by the Shareholders on the last day of the Contingent Measuring Period.

              (ii) Parent shall have the right, in its sole discretion, to pay any or all additional consideration required under clause (i) above in the form of cash, promissory notes or additional shares of Parent Common Stock. In the event Parent elects to pay any such additional consideration in the form of promissory notes, such notes shall be unsecured, shall bear interest at the rate of 8% annually and shall provide for amortization of principal in 12 equal quarterly installments. In the event Parent elects to pay such additional consideration in shares of Parent Common Stock, the number of shares of Parent Common Stock to be so issued shall be determined by dividing the amount of such additional consideration to be paid by the Average Trading Price of Parent Common Stock for the last 31 calendar days of the Contingent Measuring Period. Notwithstanding the foregoing, Parent shall have the right to pay any such additional consideration in the form of cash or notes only to the extent that all shares of Parent Common Stock received by the Shareholders as a result of the Merger have a value, on the dates received by the Shareholders, of at least 40% of the aggregate consideration received by the Shareholders as a result of the Merger.

           (e) The number of Contingent Shares issuable pursuant to this Section
1.09 and the Target Price shall be ratably adjusted to take into account any stock dividend (other than Parent's annual 5% stock dividend, if any), stock split, reverse stock split or other distribution or consolidation of securities on outstanding shares of Parent Common Stock effected between the date of this Agreement and the date of issuance of such Contingent Shares.

     1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

 SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
               SHAREHOLDERS

     Each of the Company and the Shareholders, jointly and severally, represents and warrants as follows:

     2.1  Due Organization; No Subsidiaries; Etc.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

          (b) Except as set forth in Part 2.1 of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

          (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company.

          (d) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors and (ii) the names and titles of the Company's officers. The board of directors of the Company does not have and has never had any committees.

          (e) The Company does not own any controlling interest in any Entity and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

     2.2 Articles of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (1) the Company's certificate or articles of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company and the board of directors of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company and the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders and the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

     2.3  Capitalization, Etc.

          (a) The authorized capital stock of the Company consists of 100,000 shares of common stock, $1.00 par value, of which 1,000 shares are issued and outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3 of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject.

          (b) Except for this Agreement and as set forth in Part 2.3 of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire from the Company any shares of the capital stock or other securities of the Company; (ii) stock option plan, stock issuance plan or other similar plan of the Company;
(iii) outstanding security, instrument or obligation of the Company that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iv) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (v) to the Knowledge of the Company and the Shareholders, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive from the Company any shares of capital stock or other securities of the Company.

          (c) All outstanding shares of Company Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Company Contracts.

          (d) Except as set forth in Part 2.3 of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company.

      2.4 Financial Statements.

          (a) The Company has delivered to Parent the unaudited balance sheets of the Company as of December 31, 1998 and April 30, 1999, and the related income statements, statements of shareholders' equity and statements of cash flows for the respective12-month and 4-month periods then ended (the "Company Financial Statements").

          (b) The Company Financial Statements are true and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the respective periods covered thereby, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.

      2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since April 30, 1999 (the "Interim Statement Date"):

          (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, and, to the Knowledge of the Company and the Shareholders, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) there has been no amendment to the Company's certificate or articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (f) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (g) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the Interim Statement Date, exceeds $50,000;

          (h) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)) or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

          (i) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

          (j) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (k) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of assets made in the ordinary course of business and consistent with the Company's past practices;

          (l) the Company has not (i) loaned money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (m) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

          (n) the Company has not changed any of its methods of accounting or accounting practices in any respect;

          (o) the Company has not made any Tax election;

          (p) the Company has not commenced or settled any Legal Proceeding;

          (q) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (r) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(q)" above.

      2.6 Title to Assets.

          (a) Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of the Company and owned by it. None of the assets set forth in Part 2.6 of the Disclosure Schedule has been disposed of. Except as set forth in Part 2.6 of the Disclosure Schedule, the Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected in the Company Financial Statements; (ii) all assets referred to in Parts 2.1, 2.7(b) and 2.9 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

          (b) Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

      2.7 Bank Accounts; Receivables; Payables.

          (a) Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

          (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of June 30, 1999. All existing accounts receivable of the Company (including those accounts receivable reflected in the Company Financial Statements that have not yet been collected and those accounts receivable that have arisen since June 30, 1999 and have not yet been collected)
(i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $10,000 in the aggregate).

          (c) The Company has heretofore delivered to Parent an aging schedule of the Company's accounts payable as of June 30, 1999 ("Accounts Payable Aging Schedule"), which schedule is and shall be accurate in all material respects as of the Closing Date except for changes since June 30, 1999, resulting from the conduct of the Company's business in the ordinary course. The accounts payable of the Company are, and as of the Closing Date will be, current and bona fide obligations incurred in the ordinary course of business payable when due after the Closing Date without penalty or increase in amount, except for such non-current accounts as will not cause the Company to incur any penalties or increases in the amounts payable that singularly or in the aggregate would have a Material Adverse Effect on the Company. Except as otherwise set forth in Part 2.7(c) of the Disclosure Schedule, no supplier of goods, products or services to the Company is withholding the fulfillment of any orders by the Company for goods, products or services or, to the Knowledge of the Company and the Shareholders, is threatening to withhold fulfillment of any such orders or to institute any Legal Proceeding against the Company, as the result of the nonperformance by the Company of any of its obligations to such supplier.

      2.8 Real Property; Equipment; Motor Vehicles.

          (a) The Company does not own or lease any real property or any interest in real property, except as identified in Part 2.8 of the Disclosure Schedule.

          (b) Part 2.8 of the Disclosure Schedule sets forth a correct and complete list of (i) all real property owned, leased or used by the Company, together with a description of the principal buildings, improvements and structures located thereon, (ii) all machinery and equipment owned, leased or used by the Company, and (iii) all automobiles, trucks or other vehicles owned by or leased to the Company. The property listed on Part 2.8 of the Disclosure
Schedule is in conformity in all material respects with all applicable Legal Requirements relating thereto or currently in effect or scheduled to come into effect, except as to those Legal Requirements the failure of the Company to conform with which would not have a Material Adverse Effect on the Company. Except as reflected on Part 2.8 of the Disclosure Schedule, the fixed assets of the Company are located on real property owned or leased by the Company.

          (c) All material items of real property, personal property, equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

      2.9 Proprietary Assets.

          (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company. Part 2.9(a)(iii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $500), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. Except as set forth in Part 2.9(a)(iv) of the Disclosure Schedule, the Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(iii) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(v) of the Disclosure Schedule, the Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in Part 2.9(a)(vi) of the

Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

          (b) The Company has taken all measures and precautions reasonably necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as provided in Part 2.9(b) of the Disclosure Schedule, the Company has not (other than pursuant to license agreements identified in Part 2.10 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

          (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person, including, without limitation, any former employers of any of the Company's Shareholders. The Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the Knowledge of the Company and the Shareholders, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

          (d)  (i)   Each Company Proprietary Asset conforms in all material
respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company; and

               (ii) there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation, warranty or statement made or provided by or on behalf of the Company, and, to the Knowledge of the Company and the Shareholders, there is no basis for any such claim. There are no obligations of the Company to correct or repair any programming errors or other defects in the Company Proprietary Assets, and to the Knowledge of the Company and the Shareholders, there is no reason for the Company to establish reserves to cover any costs associated with any obligations of the Company to correct or repair any programming errors or other defects in the Company Proprietary Assets.

          (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth on Part 2.9(e) of the Disclosure Schedule, the Company has not (i) licensed any of the Company Proprietary Assets to any Person on an exclusive basis or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

      2.1 Contracts.

          (a)  Part 2.10(a) of the Disclosure Schedule identifies:

               (i) all Sign Contracts in effect as of the date of this Agreement that provide for or contemplate revenues to be received by the Company after June 30, 1999, listing the respective contract identification numbers, effective dates and expiration dates of each such Sign Contract, which list is and shall be accurate in all material respects as of the Closing Date except for changes since the date of this Agreement resulting from the conduct of the Company's business in the ordinary course.

               (ii) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

               (iii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

               (iv) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any technology;

               (v) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

               (vi) each Company Contract relating to the acquisition, issuance or transfer of any securities;

               (vii) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

               (viii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

               (ix) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

               (x) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

               (xi) each Company Contract constituting or relating to a Government Contract or Government Bid;

               (xii) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

               (xiii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

               (xiv)   any other Company Contract that contemplates or involves
(A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or (B) the performance of services having a value in excess of $50,000 in the aggregate.

(Contracts in the respective categories described in clauses (i) through (xiv) above are referred to in this Agreement as "Material Contracts.")

          (b) The Company has delivered to Parent accurate and complete copies of all Material Contracts, including all amendments thereto. Part 2.10(b) of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Material Contract is valid and in full force and effect and is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c)  (i)    The Company has not violated or breached, or committed any default under, any Material Contract, and, to the Knowledge of the Company and the Shareholders, no other Person has violated or breached, or committed any default under, any Material Contract;

               (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract;

               (iii) the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and

               (iv) the Company has not waived any of its material rights under any Material Contract.

           (d) No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

           (e) The Contracts identified in Part 2.10(a) of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

           (f) The Contracts between the Company and each of its distributors, if any, require such distributor to enter into agreements with such distributor's end-users on the same terms and conditions as those entered into between the Company and its end-users, and, to the Knowledge of the Company and the Shareholders, each of the Company's distributors has complied with such terms.

           (g) The Company is not a party to any Contract which extends the Company's warranties beyond their standard respective durations or extends any limitation on the Company's liability.

           (h) The Company has delivered to Parent true and complete copies of the respective forms of sale, leasing and maintenance Sign Contracts used by the Company in the conduct of its business ("Sign Contract Forms"). Except as otherwise specified in Part 2.10(h) of the Disclosure Schedule: (i) each of the Sign Contracts is in form and substance identical or substantially similar to the applicable Sign Contract Form, except for such Sign Contracts copies of which have been delivered to Parent and collectively denoted as "Dissimilar Sign Contracts"; and (ii) each Sign Contract was entered into in the ordinary course of business.

      2.11 Liabilities. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the balance sheets included in the Company Financial Statements; (b) accounts payable or accrued salaries that have been incurred by the Company since the Interim Statement Date in the ordinary course of business and consistent with the Company's past practices; (c) liabilities under Material Contracts, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Material Contracts; and (d) the liabilities identified in Part 2.11 of the Disclosure Schedule. All reserves contained in the Company Financial Statements, including reserves for warranty liabilities, are adequate for their respective stated purposes.

      2.12 Compliance with Legal Requirements. The Company is, and has at all times since its formation been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Disclosure Schedule, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

      2.13 Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. To the Knowledge of the Company and the Shareholders, the Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since its formation has been, in compliance with all material terms and requirements of the respective Governmental Authorizations identified in Part
2.13 of the Disclosure Schedule. To the Knowledge of the Company and the Shareholders, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

      2.14 Tax Matters.

           (a) Except as otherwise set forth in Part 2.14 of the Disclosure Schedule, all Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed by the Company which have been requested by Parent.

           (b) Except as otherwise set forth in Part 2.14 of the Disclosure Schedule, the Company Financial Statements, including the notes thereto, fully accrue all actual and contingent liabilities for Taxes of the Company with respect to all periods through the dates thereof in accordance with GAAP.

           (c) The Company has delivered to Parent accurate and complete copies of all reports and similar documents (to which the Company has access) relating to all audits or examinations by any Governmental Body of the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

           (d) No claim or Legal Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the

Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

           (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 28OG or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

           (f) Neither the Company nor either of the Shareholders knows of any fact or has taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      2.15 Employee and Labor Matters; Benefit Plans.

           (a) Part 2.15(a) of the Disclosure Schedule identifies each incentive compensation, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $25,000 in the aggregate.

           (b) Except as specified in Part 2.15(b) of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and, to the Knowledge of the Company and the Shareholders, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

           (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(l) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Disclosure Schedule (the "Welfare Plans") and, except as specified in Part 2.15(c) of the Disclosure Schedule, none of such plans is a multi-employer plan (within the meaning of Section 3(37) of ERISA).

           (d) With respect to each Plan, the Company has delivered to Parent:

               (i) an accurate and complete copy of such Plan (including all amendments thereto);

               (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

               (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

               (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

               (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stoploss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

               (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

          (e)  Except as specified in Part 2.15(e) of the Disclosure Schedule:
(i) the Company is not required to be, and has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code; (ii) the Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code; and (iii) the Company has never made a complete or partial withdrawal from a multi-employer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in
Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

          (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

          (g) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Company Financial Statements, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

          (h) To the Knowledge of the Company and the Shareholders, with respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

           (i) To the Knowledge of the Company and the Shareholders, each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

           (j) Each of the Plans intended to be qualified under Section 401 (a) of the Code has received a favorable determination from the Internal Revenue Service, and neither the Company nor any of the Shareholders has Knowledge of any reason why any such determination letter should be revoked.

           (k) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

           (l) Part 2.15(l) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees, except as described in Part 2.15(e) of the Disclosure Schedule.

           (m) Part 2.15(m) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

           (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

           (o) The Company has good labor relations, and neither the Company nor any of the Shareholders has any reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a Material Adverse Effect on the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company.

      2.16 Environmental Matters. The Company is in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental

Law and, to the Knowledge of the Company and the Shareholders, there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. Neither the Company nor, to the Knowledge of the Company and the Shareholders, any other owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens' group, employee or otherwise, that alleges that the Company or such owner is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any present or future federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

      2.17 Insurance. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified in Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. The Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy,
(b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

      2.18 Related Party Transactions. (a) No Related Party has, and no Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since January 1, 1997 been, indebted to the Company; (c) no Related Party has entered into, or has had any direct or indirect (other than as a shareholder of the Company) financial interest in, any Material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights as a shareholder, director or officer of the Company and rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each of the Shareholders; (ii) each individual who is, or who has at any time been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise." a material voting, proprietary or equity interest.)

      2.19 Legal Proceedings; Orders; Regulatory Filings.

           (a) Except as described in Part 2.19(a) of the Disclosure Schedule:
(i) there is no pending Legal Proceeding, and, to the Knowledge of the Company and the Shareholders, no Person has threatened to commence any Legal Proceeding,
(aa) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has retained or assumed, either contractually or by operation of law, or (bb) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; and (ii), to the Knowledge of the Company and the Shareholders, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to the commencement of any such Legal Proceeding.

           (b) Part 2.19(b) of the Disclosure Schedule describes each Legal Proceeding that has been commenced by or has been pending against the Company since January 1, 1996.

           (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. Neither the Company nor any of the Shareholders is subject to any order, writ, injunction, judgment or decree that relates to the Company's business or to any of the assets owned or used by the Company. No officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

           (d) Part 2.19(d) of the Disclosure Schedule describes all permits and other authorizations required by Governmental Bodies for the performance by the Company of its obligations under all Material Contracts and the conduct of its business in the manner presently conducted ("Material Permits"), except for such permits or authorizations the absence of which will not have a Material Adverse Effect on the Company. Except as described in Part 2.19(d) of the Disclosure Schedule, all Material Permits are in full force and effect and the Company has not failed to fulfill any material condition required to be fulfilled by the Company under any such Material Permit prior to the date of this Agreement.

      2.20 Company Warranties. The Company has delivered to Parent true, complete and correct copies of the forms of all presently outstanding warranties (including product and materials warranties, performance warranties and warranties as to workmanship) provided to all purchasers and lessees of the Company's products and other customers of the Company ("Company Warranties"). Except for the Company Warranties, the Company presently has outstanding no other express or implied guaranties or warranties of product, materials, performance or workmanship to any users of the Company's products.

      2.21 Authority; Binding Nature of Agreement. The Company has the right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      2.22 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

           (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's certificate or articles of incorporation or bylaws, or (ii) any resolution adopted by the Company's shareholders or the Company's board of directors;

           (b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

           (c) to the Knowledge of the Company and the Shareholders, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

           (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract, or (iii) cancel, terminate or modify any such Material Contract; or

           (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as otherwise provided in this Agreement, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

      2.23 Full Disclosure. This Agreement (including the Disclosure Schedule) does not, and the Closing Certificates (as defined in Section 7.5(h) below) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

      2.24 Information Systems.

           (a) Set forth on Part 2.24 of the Disclosure Schedule is a true, complete and accurate list of:

               (i) all computer hardware and peripherals included in the Information Systems;

               (ii) all operating systems and software programs included in the Information Systems;

               (iii) all license agreements or other agreements to which the Company is a party relating to the Information Systems;

               (iv) the physical location of the server hosting the Company's web site, together with a description of such site's features, including without limitation downloadable software, ftp functionality, and IP telephony features;

               (v) all manufacturer and other warranties covering the Information Systems;

               (vi) all license agreements used by the Company for web-downloadable software and all third-party development agreements related thereto.

           (b) The Company's web site is properly inhabiting its present location.

           (c) To the Knowledge of the Company and the Shareholders, the Company has all legal rights to operate the Information Systems in the manner presently being operated and the Information Systems: (i) contain no defects or documentation errors; (ii) conform to specifications; (iii) contain no viruses which can cause data loss, corruption or system crashes; and (iv) function properly at present in all respects and will function properly in all respects before, during and after January 1, 2000.

           (d) The Company has delivered to Parent true and complete copies of all documentation and manuals of the Company with respect to the Information Systems, including without limitation custom and internally developed software products, all license agreements that the Company uses for web-downloadable software, and all third-party software development agreements to which the Company is a party.

 SECTION 3. ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDERS

     Each of the Shareholders hereby, jointly and severally, represents, warrants and covenants as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company and the Shareholders set forth in Section 2 of this Agreement):

      3.1 Requisite Power and Authority. Each of the Shareholders has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on the Shareholders' part required for the lawful execution and delivery of this Agreement has been or will be effectively taken prior to the Closing. Upon execution and delivery, this Agreement will be the valid and binding obligation of the Shareholders, enforceable in accordance with its terms.

      3.2 Title to Shares. Each of the Shareholders is the beneficial and record owner of the shares of Company Common Stock set forth opposite his or her name on Exhibit B hereto, and has good and marketable title to such shares of
        ---------
Company Common Stock, free and clear of any Encumbrances. Each Shareholder has the legal right to deliver such shares of Company Common Stock pursuant to this Agreement. The shares of Company Common Stock include all shares of the Company's capital stock outstanding and all such shares that are owned beneficially or of record by the Shareholders, and the Shareholders own no other securities of the Company. Except for this Agreement and as set forth in Part
3.2 of the Disclosure Schedule, the shares of Company Common Stock are not subject to any proxy, voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such shares. Except as set forth in Part 3.2 of the Disclosure Schedule, none of the Shareholders has issued (and is not committed to issue) any option, warrant or other right to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for any capital stock of the Company.

      3.3 No Violation, Conflict, Etc. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, by the Shareholders do not and will not violate, conflict with, result in a breach of, or constitute a default or result in or permit any acceleration of any obligation under (i) any law, ordinance or governmental rule or regulation to which any Shareholder is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to any Shareholder, or (iii) any mortgage, indenture, agreement, contract, commitment, lease, license, or other instrument or document, oral or written, to which any Shareholder is a party, or by which any of the shares of Company Common Stock of any Shareholder may be bound, except where a waiver with respect hereto has been or will, prior to the Closing, be obtained or except for such violation, default or conflict that could not reasonably be expected to materially affect the ability of each Shareholder to consummate the transactions provided for in this Agreement.

      3.4 No Consent or Approval. Neither the execution and delivery by the Shareholders, nor the consummation by the Shareholders of the transactions contemplated by this Agreement, requires the consent or approval of, or the giving of advance notice by any of the Shareholders to, or the registration by any Shareholder with, or the taking of any other action by any Shareholder in respect of, any federal, state or local governmental authority, and the execution, delivery and performance of this Agreement by the Shareholders will not result in the creation of any Encumbrance upon any of the shares of Company Common Stock owned by any Shareholder.

      3.5 No Injunctions, Orders, Etc. There is no injunction, order or decree of any court or administrative agency or any action or proceeding pending or, to the Shareholder's Knowledge, threatened against any Shareholder to restrain or prohibit the consummation of the transactions contemplated hereby.

      3.6 Dissenters' Rights. Each of the Shareholders acknowledges that he or she has been furnished a copy of, and has read and understands the provisions of, Article 13 of the Georgia Business Corporation Code providing shareholders of Georgia corporations rights, subject to certain conditions, to dissent from a transaction such as the Merger, to have their shares appraised pursuant to such statutes, and to receive payment of such appraised value.

 SECTION 4.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub jointly and severally represent and warrant as follows:

      4.1 SEC Filings; Financial Statements.

          (a) Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of its annual report on Form 10-KSB for the year ended June 30, 1998, its quarterly reports on Form 10-QSB for the quarters ended September 30, 1998, December 31, 1998 and March 31, 1999 and Parent's proxy statement on Schedule 14A for the annual meeting of stockholders held on October 29, 1998, all as filed by Parent with the SEC (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be.

          (b) The consolidated financial statements contained in the Parent SEC
Documents: (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-QSB of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in magnitude; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

      4.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      4.3 Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

      4.4 Merger Sub; No Prior Activities. Merger Sub was formed by Parent as a wholly-owned subsidiary solely for the purpose of engaging in the transactions contemplated in this Agreement, and Merger Sub has otherwise conducted no prior activities. Except for obligations or liabilities incurred in connection with its incorporation or organization, and the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any kind or nature whatsoever, or entered into any agreements or arrangements with any Person.

      4.5 Absence of Changes. Since June 30, 1998, there has not been any material adverse change in the business, condition, assets, liabilities, operations, financial performance or prospects of the Parent and its subsidiaries considered as a whole and, to the Knowledge of Parent, no event has occurred that will or could reasonably be expected to have a Material Adverse Effect on Parent and its subsidiaries considered as a whole.

 SECTION 5.  COVENANTS OF THE COMPANY AND THE SHAREHOLDERS

      5.1 Conduct of the Company's Business. From and after the date hereof and prior to the Closing, the Company will conduct, and the Shareholders will cause the Company to conduct, its business and affairs only in the ordinary course, consistent in all material respects with prior practice. Without limiting the generality of the foregoing, prior to the Closing, the Company will not, and the Shareholders will cause the Company not to, without Parent's prior written approval or except as expressly provided for in this Agreement:

          (a) change its certificate or articles of incorporation or bylaws or merge or consolidate or obligate itself to do so with or into any other entity;

          (b) enter into any contract, agreement, commitment or other understanding or arrangement of a type which would have to be set forth in Part 2.10(a) of the Disclosure Schedule hereof; or

          (c) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Company Financial Statements (or the notes thereto), provided that in no event shall the Company repay any long-term indebtedness except to the extent required by the terms thereof; or

          (d) declare or pay any dividend or distribution on any of its shares of capital stock; or

          (e) perform, take any action or incur or permit to exist any acts, transactions, events or occurrences of the type described in clauses (c) through
(q) of Section 2.5 hereto which would have been inconsistent with the representations and warranties set forth in Section 2.5 had the same occurred after the close of the Interim Statement Date and prior to the date hereof.

      The Company and the Shareholders agree to use their best efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time.

      5.2 Necessary Consents and Other Actions. Prior to the Closing, the Company will use its reasonable best efforts to obtain such written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow the Company to carry on its business after the Closing.

      5.3 Advice of Changes. Prior to the Closing, the Company will notify Parent in writing promptly after learning of (a) any event subsequent to the date of this Agreement which would render any representation or warranty of the Company or any of the Shareholders contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect or would cause the Company to fail to comply with its obligations hereunder in any material respect, (b) any notice of default received by the Company or any of the Shareholders under any material instrument or material agreement to which any of them is a party or by which any of them is bound, which default would, if not remedied, have a Material Adverse Effect on the Company, or (c) any actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it or known by it to be threatened against the Company or any of the Shareholders. The Company agrees to discuss with Parent in advance any major reductions in its work force.

      5.4 Access to Information. The Company will give Parent and Merger Sub and their financing sources, together with their attorneys, accountants and other representatives, during normal business hours reasonable access to the Company's personnel and to its properties, documents, contracts, books and records, and will furnish Parent and Merger Sub with copies of such documents and with such information with respect to its affairs as Parent and Merger Sub and their financing sources may from time to time reasonably request.

      5.5 Confidentiality; Public Announcements.

          (a) The Company, its Board of Directors and the Shareholders will hold in confidence all discussions and negotiations with Parent relating to the acquisition of the assets or any equity interest in the Company by Parent except for disclosure of such discussions and negotiations to its employees, legal counsel, accountants and other advisors necessary in connection with such acquisition and except for such disclosure as may be necessary pursuant to applicable securities laws or as may be required of, or advisable for, the Company's officers and directors to make in the exercise of their fiduciary duties, as advised by the Company's counsel. In addition, from the date of this Agreement until the Closing Date, the Company, the Shareholders and their respective representatives will hold in confidence and not use any information obtained from Parent that is not publicly available except for disclosures of such information to sources of financing necessary in connection with this Agreement, which disclosures shall only be made subject to a reasonable form of confidentiality agreement customary in the industry. In the event that this Agreement is terminated, all information obtained by the Company, the Shareholders and their respective Representatives from Parent that is not publicly available will be returned to Parent and will continue to be kept in confidence and not used by the Company, the Shareholders and their respective Representatives; and all information obtained by Parent and Merger Sub and their respective Representatives from the Company, and the Shareholders that is not publicly available will be returned to Company and the Shareholders, respectively, and will continue to be kept in confidence and not used by Parent and Merger Sub and their respective Representatives.

          (b) (i) None of the Company or the Shareholders shall (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and (ii) Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding the Merger.

      5.6 No Solicitation. The Company undertakes and agrees that until the Termination Date (as defined in Section 10.1 below), the Company shall not, and shall cause its respective officers, representatives, agents, employees and shareholders not to, directly or indirectly, solicit, encourage, entertain, negotiate or conduct discussions regarding any transaction which entails the sale of all or substantially all of its assets, any merger or consolidation of the Company with any person other than Parent, the sale or other transfer of any of the Company's outstanding capital stock to any person other than Parent or the issuance and sale of any authorized but unissued shares of capital stock or securities convertible into such shares to any third party. In the event the Company receives, directly or indirectly, or learns that any of its shareholders has received, from any third party any offer to enter into any such prohibited transaction, then the Company shall promptly communicate to Parent in writing the material terms of such offer and the identity of the third party making the offer.

      5.7 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the

Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

 SECTION 6.   ADDITIONAL COVENANTS OF THE PARTIES

     6.1 Filings and Consents. From and after the date hereof and prior to the Closing, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company.

     6.2 Environmental Review. Parent shall have the right to conduct any and all inspections, investigations, tests and studies (including, without limitation, investigations with regard to zoning, conditional use permits, building codes and other environmental regulations, architectural inspections, engineering tests, economic feasibility studies, availability of water, soils, seismic and geologic reports and environmental testing) with respect to the real property owned by the Company (the "Company Property"). Parent and its agents, contractors and subcontractors shall have the right to enter upon such properties at reasonable times during ordinary business hours to make any and all inspections and tests as may be necessary or desirable in their sole judgment and discretion. Parent and Merger Sub shall indemnify and hold the Company harmless from any and all damage arising out of or as a result of the negligence of Parent and its agents, contractors and/or subcontractors in connection with such entry and/or activities upon such properties, except liability which results from the release of pre-existing toxic or hazardous materials on or about such properties resulting from normal environmental testing procedures, which indemnity obligation will survive termination of this Agreement.

     6.3 Shareholder Guaranteed Obligations. The Merger Sub shall punctually pay as and when due all obligations of the Company for which Shareholders have extended guaranties, letters of credit or personal endorsements, including without limitation the Company's obligations to Branch Banking and Trust Company (the "Guaranteed Obligations"). Parent shall use its reasonable best efforts to have the Shareholders released from their personal guarantees of the Guaranteed Obligations; provided, however, that Parent shall not be required to guarantee such obligations of the Company. This covenant shall survive the Closing.

SECTION 7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

      7.1 Accuracy of Representations. Each of the representations and warranties made by the Company and the Shareholders in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing as if made at the Closing (without giving effect to any update to the Disclosure Schedule).

      7.2 Performance of Covenants. All of the covenants and obligations that the Company and the Shareholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

      7.3 Approval by the Company's Shareholders. This Agreement and all transactions contemplated hereby shall have been duly approved by the affirmative vote of holders of 100% of the shares of Company Common Stock entitled to vote with respect thereto.

      7.4 Completion of Due Diligence. Parent shall have completed, to its satisfaction in its sole and absolute discretion, its due diligence examination of the capitalization, business, properties, financial condition, operations and obligations of the Company.

      7.5 Approval of Parent's Directors. This Agreement and all transactions contemplated hereby shall have been duly approved by the Board of Directors of Parent.

      7.6 Acquisition Financing. Parent shall have obtained the Acquisition Financing on terms acceptable to Parent.

      7.7 Individual Loans. The repayment terms of all loans or advances from individuals to the Company shall be acceptable to Parent.

      7.8 Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement, including without limitation any required consents from Parent's lending institutions, shall have been obtained and shall be in full force and effect.

      7.9 Agreements and Documents. Parent and Merger Sub shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) Noncompetition Agreements, in the form of Exhibit C, executed by
                                                        ---------
each of the Shareholders;

          (b) a Release, in the form of Exhibit D, executed by each of the
                                        ---------
Shareholders;

          (c) a Shareholder Investment Certification, satisfactory in form and content to Parent, executed by each of the Shareholders receiving Parent Common Stock in the Merger;

           (d) a landlord waiver dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to Parent, executed by each lessor under any real property lease to which the Company is a party as tenant or subtenant.

           (e) the legal opinion of Cushing, Morris, Armbruster & Jones, LLP, counsel to the Company and the Shareholders and dated as of the Closing Date, in the form of Exhibit E;
            ---------

           (f) a certificate executed by each of the Shareholders to the effect that each of the representations and warranties set forth in Sections 2 and 3 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.4 have been duly satisfied (the "Closing Certificates");

           (g) written resignations of all directors of the Company, effective as of the Effective Time; and

           (h) a Spousal Consent, Power of Attorney and Waiver, in the form of

Exhibit F, executed by each of the spouses (if any) of the Shareholders.
---------

      7.10 FIRPTA Compliance. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.8(b).

      7.11 Legal Investment. On the Closing Date, the issuance of the shares of Parent Common Stock to the Shareholders shall be legally permitted by all laws and regulations to which the Shareholders, the Company, Merger Sub and Parent are subject.

      7.12 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

      7.13 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Merger Sub of any material right pertaining to its ownership of the Company Common Stock following the Merger.

      7.14 Employees. All of the employees of the Company necessary to the continuation of the Company's business as presently conducted shall have agreed to remain employees of the Company or shall not have ceased to be employed by, or expressed an intention to terminate their employment with, the Company.

      7.15 New Employment Agreements. Merger Sub shall have entered into employment agreements or new employment agreements with each of the Shareholders, terminating all prior and other employment or consulting agreements with such parties and their Affiliates, on such financial and other terms as agreed upon by Parent, Merger Sub and the Shareholders.

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE
           SHAREHOLDERS

      The obligations of the Company and the Shareholders to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

      8.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing as if made at the Closing.

      8.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

      8.3 Consents. All Consents required for the consummation by the Company and the Shareholders of all transactions contemplated by this Agreement, including without limitation any required Consents from the Company's lending institutions, shall have been obtained and shall be in full force and effect.

      8.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

 SECTION 9.   INDEMNIFICATION, ETC.

      9.1 Survival of Representations, Etc.

          (a) The representations and warranties made by the Company and the Shareholders (including the representations and warranties set forth in Sections 2 and 3 and the representations and warranties set forth in the Closing Certificates), and the representations and warranties of Parent and Merger Sub contained in Section 4, shall expire 30 months following the Closing Date, except for the representations and warranties of the Company and the Shareholders contained in Sections 2.1(a), 2.2, 2.3, 2.6, 2.14, 2.15, 2.16, 3.2
and 3.5, each of which shall survive until the expiration of its respective statute of limitations; provided, however, that if, at any time prior to the expiration of the applicable survival period, any Indemnitee (acting in good faith) delivers to the Indemnitor a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under
Section 9.2 or Section 9.4 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the applicable survival period until such time as such claim is fully and finally resolved.

          (b) The representations, warranties, covenants and obligations of the parties, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the parties hereto or any of their Representatives.

          (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a part of the representation and warranty made by the Company and the Shareholders in the specific section or subsection of this Agreement that makes reference to such Disclosure Schedule statement.

      9.2 Indemnification by the Company's Shareholders.

          (a) From and after the Effective Time (but subject to the limitations set forth in Section 9.1(a) and clause (b) below), the Company's Shareholders jointly and severally shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which directly or indirectly arise from or as a result of, or are directly or indirectly connected with: (i) any breach of any representation or warranty set forth in Sections 2 or 3 or in the Closing Certificates; (ii) any breach of any covenant or obligation of the Company or any Shareholder (including the covenants set forth in Sections 5 or 6); or (iii) any Legal Proceeding relating to any breach of the type referred to in clause (i) or (ii) hereof (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9.2).

          (b) The Shareholders shall not be obligated to compensate and reimburse the Indemnitees for Damages under this Section 9.2 unless and until the aggregate amount of Damages exceeds $100,000; provided, further, that the maximum aggregate liability of the Shareholders hereunder shall not exceed the aggregate amount of all consideration received by the Shareholders as the result of the Merger.

          (c) The Shareholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation by the Company or the Shareholders then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

      9.3 No Contribution. Each of the Shareholders waives, and acknowledges and agrees that none of them shall have or shall exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability for which he or she may become subject under or in connection with this Agreement or the Closing Certificates.

      9.4 Indemnification by Parent and Merger Sub.

          (a) Parent and Merger Sub jointly and severally shall hold harmless and indemnify each of the Shareholders from and against, and shall compensate and reimburse each of the Shareholders for, any Damages which are suffered or incurred by either of the Shareholders or to which either of the Shareholders may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which directly or indirectly arise from or as the result of, or are directly or indirectly connected with: (i) any breach of any representation or warranty set forth in Section 4 of this Agreement; (ii) any breach of any covenant or obligation of Parent or Merger Sub contained in this Agreement; or (iii) any Legal Proceeding relating to any breach of a type referred to in clause (i) or (ii) hereof (including any Legal Proceeding commenced by either Shareholder for the purpose of enforcing any of his rights under this Section 9.4).

          (b) Notwithstanding Section 9.4(a), Parent and Merger Sub shall not be obligated to compensate and reimburse the Shareholders for Damages under this
Section 9.4 unless and until the aggregate amount of Damages exceeds $100,000. The foregoing limitation shall not apply to any Damages arising as the result of any breach of Section 6.3.

      9.5 Interest. In the event that any Indemnitor (as defined in Section 9.6(a) below) is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9 with respect to any Damages, the Indemnitor shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which the Indemnitor first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of the Indemnitor to such Indemnitee is fully satisfied, at a floating rate equal to the rate of interest publicly announced by SouthTrust, N.A., Orlando, Florida, from time to time as its prime, base or reference rate.

      9.6 Defense of Third Party Claims. The following procedures shall be applicable with respect to indemnification for third party claims arising in connection with any provision of this Section 9:

          (a) Promptly after receipt by an Indemnitee of written notice of the assertion or the commencement of any claim, liability or obligation by a third party, whether by legal process or otherwise (a "Claim"), with respect to any matter referred to in this Section 9, the Indemnitee shall give written notice thereof (the "Notice") to the Indemnitor and shall thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its obligations hereunder unless such failure alone and not in conjunction with other factors results in (i) a default judgment,
(ii) the expiration of the time to answer a complaint, or (iii) the inability of the Indemnitor to adequately defend against such Claim. In case any such Claim is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice of its intention to the Indemnitee within 30 days after receipt of the Notice, with counsel reasonably satisfactory to the Indemnitee, with such expenses of counsel to be borne equally by the Indemnitor and the Indemnitee. Notwithstanding the assumption by the Indemnitor of the defense of any Claim as provided in this Section 9.5, the Indemnitee shall be permitted to join in the defense of such claim and to employ counsel at its own expense.

           (b) If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Claim within the prescribed period of time, or shall notify the Indemnitee that it will not assume the defense of any such Claim, then the Indemnitee shall assume the defense of any such Claim, in which event it may do so in such manner as it may deem appropriate. The Indemnitor shall be permitted to join in the defense of such Claim and to employ counsel at its own expense.

           (c) No Indemnitee shall make any settlement of any Claim which would give rise to liability on the part of an Indemnitor hereunder without the written consent of the Indemnitor, which consent shall not be unreasonably withheld. Further, no Indemnitor shall settle any Claim without the consent of the Indemnitee, which consent shall not be unreasonably withheld. If a firm written offer is made to settle a Claim and the Indemnitor desires to accept such settlement offer, but the Indemnitee elects not to consent thereto, then the Indemnitee may continue to contest or defend such Claim; provided, however, that the total maximum liability of the Indemnitor to indemnify or otherwise reimburse the Indemnitee in accordance with this Agreement with respect to such Claim shall be limited to and shall not exceed the amount of the settlement offer rejected by the Indemnitee, plus reasonable out-of-pocket costs and expenses (including attorneys' fees) to the date of notice that the Indemnitor desires to accept such settlement offer.

           (d) Amounts payable by an Indemnitor to an Indemnitee under this
Section 9 shall be payable by the Indemnitor as incurred by the Indemnitee.

      9.7 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assignee thereof) claiming indemnity under Section 9.2 shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assignee thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

 SECTION 10. TERMINATION AND ABANDONMENT

      10.1 Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time prior to the Effective Time notwithstanding approval thereof by the shareholders of the Company and Merger Sub (and, in the event that such termination occurs pursuant to Section 10.1(a), (b), (c) or (d) below, the date on which such termination occurs shall be referred to as the "Termination Date"):

           (a) by mutual written consent of the Company, Merger Sub and Parent;
or

           (b) by Parent, if there shall have been a violation or breach by the Company of any of the Shareholders of any material agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Parent and Merger Sub impossible and such violation or breach has not been waived by Parent; or

           (c) by the Company, if there shall have been a violation or breach by Merger Sub or Parent of any material agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Company impossible and such violation or breach has not been waived by the Company; or

           (d) by Parent, Merger Sub or the Company, if the Effective Time shall not have occurred on or before July 30, 1999.

      10.2 Procedure Upon Termination. In the event of termination and abandonment pursuant to this Section 10, written notice thereof shall forthwith be given to each party, and this Agreement shall terminate and be abandoned without further action by the Company, Parent or Merger Sub. If this Agreement is terminated as provided herein:

           (a) each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

           (b) all information received by any party hereto with respect to the business of any other party or its subsidiaries (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party for any reason whatsoever; and

           (c) no party hereto shall have any liability or further obligation to any other party to this Agreement, except as stated in this Section 10.2 and
Section 5.5(a), and except for such legal and equitable rights and remedies which any party may have by reason of any breach or violation by any other party of any representation or warranty or any covenant or agreement made hereunder or pursuant hereto.

 SECTION 11.   AGREEMENT TO VOTE SHARES

      11.1 Agreement To Vote Shares. In consideration of Parent, the Company and Merger Sub taking further actions necessary to effect the Merger, each of the Shareholders agrees to vote, intending to be bound hereby, all of his or her shares of Company Common Stock, pursuant to the terms and conditions of the Voting Agreement and Irrevocable Proxy in the form of Exhibit G, in favor of the
                                                      ---------
Merger on terms substantially as set forth in this Agreement as modified in any manner that may be necessary to preserve the essential features of the transaction. Each Shareholder shall execute and deliver the Voting Agreement and Irrevocable Proxy in the form of Exhibit G on even date with this Agreement. In
                                 ---------
addition, each of such parties further agrees to take all such other actions and to execute such documents as may be reasonably necessary to effect the Merger and the transactions contemplated herein, including without limitation, execution of any documents or certificates that may be reasonably required to preserve desired tax and accounting treatment and to ensure compliance with applicable federal and state securities laws. Each of such parties understands that in reliance on the foregoing agreements, Parent, the Company and Merger Sub have executed this Agreement and will proceed to take other actions that will involve considerable expense to such companies.

 SECTION 12.   REGISTRATION RIGHTS

      12.1 Piggyback Registration.

           (a) Until the third (3/rd/) anniversary of the Closing Date, Parent shall notify all recipients (each, a "Holder") of the Parent Common Stock issuable pursuant to Section 1 hereof (the "Registrable Securities") in writing at least 15 days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of Parent (including, but not limited to, registration statements relating to secondary offerings of securities of Parent, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or part of the Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within ten (10) days after the above-described notice from Parent, so notify Parent in writing. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by Parent, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by Parent with respect to offerings of its securities, all upon the terms and conditions set forth herein.

           (b) Underwriting.  If the registration statement under which Parent
               ------------
gives notice under Section 12.1(a) is for an underwritten public offering, Parent shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this
Section 12.1 shall be conditioned upon such Holder's participation in the underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement and selling shareholder documents in customary form with the underwriter or underwriters selected for such underwriting by Parent. Notwithstanding any other provision of this Section 12.1, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to Parent; second, to those holders of Parent registration rights existing prior to the date of this Agreement, to the extent priority over any subsequent holders of registration rights is expressly provided for in such pre-existing rights, otherwise pro rata with the Holders; third, to the Holders on a pro rata basis based on the total Registrable Securities held by the Holders; and fourth, to any shareholder of Parent (other than a Holder) on a pro rata basis. No such reduction shall reduce the securities being offered by Parent for its own account to be included in the registration and underwriting. If the underwriter so determines in good faith, any or all of the Registrable Securities may be excluded from any underwriting in accordance with this Section 12.1(b).

           (c) Right To Terminate Registration. Parent shall have the right to
               -------------------------------
terminate or withdraw any registration initiated by it under this Section 12.1 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

           (d) Expenses. Parent shall bear all expenses incurred pursuant to
               --------
this Section 12.1 in connection with the preparation and filing with the SEC of the registration statement and any amendments and supplements thereto and the prospectuses therewith. All underwriting discounts and selling commissions incurred in connection with such registration shall be borne by the Holders of the securities so registered pro rata on the basis of the number of Registrable Securities so registered.

      12.2 Indemnification.

           (a) In connection with any registration statement in which a Holder of Parent Common Stock with rights under this Section 12 is participating, each such holder will furnish to Parent in writing such information and affidavits as Parent reasonably requests for use in connection with such registration statement or prospectus and, to the extent permitted by law, will indemnify Parent, its directors and officers and each Person who controls Parent (within the meaning of the Securities Act) against all Damages resulting from any untrue or alleged untrue statement of material fact contained in such registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder for inclusion in such registration statement; provided that the obligation to indemnify will be several, not joint and several, among such Holders and the liability of each such Holder will be in proportion to and limited to the net amount received by such Holder from the sale of Parent Common Stock with rights under this Section 12, pursuant to such registration statement.

           (b) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any consent to the entry of any judgment or any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

           (c) The indemnification provided for under this Section 12 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of securities and the Merger. Parent also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event Parent's indemnification is unavailable for any reason.

      12.3 Transferability of Registration Rights. The rights under this Section 12 are not transferable except in connection with (a) a transfer by will or intestacy and (b) estate planning transfers consisting of gifts to the spouse or issue of the transferee and transfers to trusts for the benefit of the spouse or issue of the transferee.

      12.4 Amendment of Section 12. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 12 may be amended by Parent at any time with the consent of the Holders of a majority of the shares of Parent Common Stock subject (or to be subject) to the provisions of this
Section 12.

 SECTION 13.   MISCELLANEOUS PROVISIONS

      13.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

      13.2 Fees and Expenses. Each Party shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such parties in connection with or by virtue of (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement,
(b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained by the Company in connection with any of such transactions, and (c) the consummation of the Merger.

      13.3 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

      13.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

     if to Parent:            Display Technologies, Inc.
                              5029 Edgewater Drive
                              Orlando, Florida 32810
                              Attn: J. William Brandner, President
                              Facsimile: (407) 521-8767

     with a copy to:          Display Technologies, Inc.
                              5029 Edgewater Drive
                              Orlando, Florida  32810
                              Attn: Marshall S. Harris, VP, General Counsel &
                              Secretary
                              Facsimile:  (407) 521-8767

     if to the Company:       Lockwood Sign Group, Inc.
                              10850-M Hanna Street
                              Beltsville, MD 20705
                              Attn: Larry L. Johnson, CEO
                              Facsimile:  (301) 937-1385

     if to the Shareholders:  Larry L. Johnson
                              10850-M Hanna Street
                              Beltsville, MD 20705
                              Facsimile:  (301) 937-1385

                              Kurt R. Johnson
                              829 Pickens Industrial Drive, Suite 5
                              Marietta, GA 30062
                              Facsimile:  (770) 424-1186

     with a copy to:          Charles M. Cushing, Jr.
                              229 Peachtree St., Suite 2110
                              Atlanta, GA 30309
                              Facsimile:  (404) 658-9865

Any notice sent by facsimile shall also be sent by first class mail or express delivery service.

     13.5 Time is of the Essence. Time is of the essence of this Agreement.

     13.6 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     13.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

      13.8 Governing Law; Venue; Arbitration. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Florida, without giving effect to principles of conflicts of laws. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement including, without limitation, disputes pursuant to Section 1 hereof or disputes relating to the breach of this Agreement, shall be finally settled by arbitration conducted in accordance with this Section 13.8. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the "AAA") in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The arbitration shall be conducted at a mutually agreed location. If the parties are unable to agree on the location of the arbitration within ten (10) days after the date of delivery of the Request of arbitration, the arbitration shall be conducted in Orlando, Florida. Each party hereby irrevocably submits to the jurisdiction of the arbitrator in Orlando, Florida, and waives any defense in an arbitration based on any claim that such party is not subject personally to the jurisdiction of such arbitrator, that such arbitration is brought in an inconvenient forum or that such venue is improper. The arbitration shall be conducted by three arbitrators, at least two of whom are attorneys with at least seven years of experience in the fields of securities law and business transactions. The party initiating the arbitration (the "Claimant") shall appoint its arbitrator in its request for arbitration (the "Request"). The other party (the "Respondent") shall appoint its arbitrator within twenty (20) days of receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such twenty day period, the arbitrator named in the Request shall decide the controversy or claim as a sole arbitrator. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within ten (10) days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. If the two arbitrators appointed by the parties fail or are unable to appoint a third arbitrator, the appointment of the third arbitrator shall be made by the AAA. The third arbitrator shall act as chair of the panel. The arbitration award shall be in writing and shall be final and binding on the parties. The award may include an award of costs, including reasonable attorneys' fees and disbursements; except upon a finding of actual fraud, intentional or knowing misrepresentation, willful and knowing omissions of material fact or willful misconduct, no award shall include punitive damages. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

      13.9 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's Shareholders; Parent; Merger Sub; the other Indemnitees (subject to Section 9.6); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

      13.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this

Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

      13.11 Waiver.

            (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      13.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

      13.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

      13.14 Parties in Interest. Except for the provisions of Sections 1.4 and 12, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

      13.15 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Non-Disclosure and No-Shop Agreement executed on behalf of Parent and the Company with respect to the Merger shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

     13.16  Construction.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

                              DISPLAY TECHNOLOGIES, INC.,
                              a Nevada corporation


                              By: /s/ J. William Brandner
                                 -------------------------------------------
                                    J. William Brandner, President and CEO


                              LOCKWOOD ACQUISITIONS CORP.,
                              a Florida corporation


                              By: /s/ J. William Brandner
                                 -------------------------------------------
                                    J. William Brandner, President


                              LOCKWOOD SIGN GROUP, INC.,
                              a Georgia corporation


                              By: /s/ Larry L. Johnson
                                 -------------------------------------------
                                    Larry L. Johnson, CEO



                                    /s/ Larry L. Johnson
                              ----------------------------------------------
                                    LARRY L. JOHNSON, Individually


                                    /s/ Kurt R. Johnson
                              ----------------------------------------------
                                    KURT R. JOHNSON, Individually

                                   EXHIBIT A

                              CERTAIN DEFINITIONS


     For purposes of the Agreement (including this Exhibit A):
                                                   ---------

     Acquisition Financing. "Acquisition Financing" shall mean the issuance and sale by Parent of any combination of convertible debentures, Parent Common Stock, and warrants to purchase Parent Common Stock intended to yield gross proceeds of approximately $2,000,000 to Parent.

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

          (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

          (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

     Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure
                             ---------
Schedule), as it may be amended from time to time.

     Company Contract. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     Company Proprietary Asset. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contingent Period Net Income. "Contingent Period Net Income shall mean the after tax net income (determined in accordance with GAAP) of the Company and the Surviving Corporation for the 12-month period beginning July 1, 1999 and ending June 30, 2000, determined by subtracting E from R and then subtracting T from the resulting difference, where:

          R = the sum of all revenues and income of the Company and the Surviving Corporation from all sources;

          E = the sum of all operating and other expenses (including depreciation and amortization) of the Company and the Surviving Corporation; and

          T = the aggregate applicable federal and state income taxes calculated on the difference between R and E on an accrual basis (not including any tax expense resulting from or associated with the Company's prior conversion from cash basis to accrual basis of accounting).

     The items of revenue, income and expense as set forth above shall be determined using GAAP. Notwithstanding any provisions herein to the contrary, Contingent Period Net Income shall be determined without deduction for any of the following:

     .    Any net operating loss carry forwards or carry backs

     .    Expenses incurred in connection with or attributable to the Merger

     . General or administrative expenses of Parent (other than actual interest paid by Parent on any working capital advance to the Surviving Corporation)

     . Any tax liability resulting from or associated with the conversion by the Company from cash basis to accrual basis accounting.

     In addition, in order for the Contingency Period Net Income to fairly reflect the results of operations of the type and scope previously carried on by the Company, in the event of the occurrence of any of the following, the parties shall negotiate in good faith in order to redefine Contingent Period Net Income so that the use of such defined term in Section 1.9 of the Agreement is fair and equitable to Parent, Merger Sub and the Shareholders:

     . Any material restrictions are imposed on the scope of the Surviving Corporation's business

     . Any material restrictions are imposed on the potential territory for the Surviving Corporation's business

     . Any material restrictions are imposed upon the customer base of the Surviving Corporation

     . Any material changes are made in the organizational structure of the Surviving Corporation resulting in increased overhead expenses, except for changes made for the purpose of increasing revenues or reducing expenses

     . The acquisition by the Surviving Corporation of material assets or businesses

     . The incurrence by the Surviving Corporation of material indebtedness, other than that needed for working capital to support increased business

     . The sale by the Surviving Corporation of material assets or businesses other than in the ordinary course

     Notwithstanding any provisions to the contrary herein, in the event of the termination by the Surviving Corporation of the employment of Larry L. Johnson without Cause, as defined in the employment agreement to be executed by Larry L. Johnson and Surviving Corporation at the Closing, Contingent Period Net Income shall conclusively be deemed to be $625,000, notwithstanding any calculations or formulas contained herein.

     Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and the Shareholders.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     GAAP.  "GAAP" shall mean generally accepted accounting principles.

     Government Bid. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

     Government Contract. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

     Governmental Authorization.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" shall mean any domestic or foreign:
(a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     Indemnitee(s). "Indemnitee(s)" shall mean the following Persons: (a) Parent; (b) Parent's current and future affiliates (including the Surviving Corporation); (c) the Shareholders; (d) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (e) the respective successors and assigns of the Persons referred to in clauses "(a)," "(b)," "(c)" and "(d)"above; provided, however, that the Shareholders shall not be deemed to be "Indemnitees" for purposes of Section 9.2 or Section 9.3.

     Indemnitor(s). "Indemnitor(s)" shall mean the Person or Persons from whom indemnification is sought pursuant to Article 9 of this Agreement.

     Information Systems. "Information Systems" shall mean all computer hardware and peripherals, operating systems and software programs owned or leased by the Company or otherwise used by the Company in the conduct of its business.

     Knowledge. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if:

          (a) such individual is actually aware of such fact or other matter; or

          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably diligent and comprehensive investigation concerning the truth or existence of such fact or other matter.

The Company shall be deemed to have "Knowledge" of a particular fact or other matter if any principal officer of the Company has Knowledge of such fact or other matter. The Shareholders shall be deemed to have "Knowledge" of a particular fact or other matter if any Shareholder has Knowledge of such fact or other matter or if any principal officer of the Company has Knowledge of such fact or other matter.

     Legal Proceeding. "Legal Proceeding" shall mean any domestic or foreign action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirement. "Legal Requirement" shall mean any domestic or foreign federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     Material Adverse Effect. A violation or other matter will be deemed to have a "Material Adverse Effect" on a Person if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Closing Certificates but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse impact or effect on such Person's business, assets, liabilities, operations, financial condition or prospects, or the ability of such person to perform any obligations under or contemplated by this Agreement.

     Person.  "Person" shall mean any individual, Entity or Governmental Body.

     Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Shareholders. "Shareholders" shall mean the holders of Company Common Stock set forth on Exhibit B, being all of the Company's shareholders.
                   ---------

     Sign Contracts. "Sign Contracts" shall mean Contracts entered into by the Company for the sale, leasing, installing or maintenance of signs and other outdoor advertising or display structures of any nature.

     Tax. "Tax" shall mean any domestic or foreign tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any additional related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     Tax Return. "Tax Return" shall mean any domestic or foreign return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other similar document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     Trading Price. "Trading Price" shall mean the closing price per share of Parent Common Stock as reported on the NASDAQ National Market System or, if not so reported, as reported by a recognized quotation service in the event the Parent Common Stock is not listed and traded on a recognized securities exchange or quoted on NASDAQ.